Exhibit (j) under Form N-1A
                                             Exhibit 23 under Item 601/ Reg. S-K


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the caption "Financial Highlights" in the Galaxy-BKB Shares Prospectus for Massachusetts Municipal Cash Trust and "Independent Auditors" in the Galaxy-BKB Shares Statement of Additional Information for Massachusetts Municipal Cash Trust in Post-Effective Amendment Number 66 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference therein of our report dated December 10, 2003 on the financial statements and financial highlights of Massachusetts Municipal Cash Trust-Galaxy-BKB Shares included in the Annual Report to Shareholders for the fiscal year ended October 31, 2003.



                                                               ERNST & YOUNG LLP


Boston, Massachusetts
February 23, 2004